Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2005 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2005. The Company continued to experience strong growth in all categories during the year ended December 31, 2005. Comparing 2005 to 2004, total assets increased $32,483,000 or 10.0% to $358,204,000 including increased loan balances of $30,421,000 or 12.0%, totaling $283,562,000 at year-end. This growth was partially funded by an increase of $24,314,000 or 9.0% in deposits over the period.

Stockholders’ equity increased 5.3% during the year, with a balance of $31,261,000 at December 31, 2005. Return on average stockholders’ equity was 14.53% representing a 5.9% increase from the prior year-end and return on average assets was 1.30% for 2005 representing a 3.2% increase.

Dimeco’s earnings for 2005 were $4,455,000, representing an increase of 14.1% over the $3,906,000 reported for the year 2004. Net interest income increased 14.8% during the year 2005 versus the year 2004 from $11,396,000 to $13,084,000. In addition, dividends declared of $1.01 per share in 2005 increased 7.5% over last year.

Gary C. Beilman, President and Chief Executive Officer, stated, “I am happy to report that this centennial year for The Dime Bank was an excellent year. When compared to the same period last year, Dimeco has grown in every major respect. Deposits, loans, and total assets have all increased handsomely. Equally important, net income is up over 14% from 2004 and our financial ratios are strong as well. Our company’s existence would not be possible without our loyal customers, dedicated staff and committed stockholders. We are extremely grateful to these three groups as we look forward to the next 100 years!”

Dimeco, Inc. is the holding company of The Dime Bank, serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc./ January 20, 2005

DIMECO,	INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except per share)	2005	2004	2005	2004
Interest Income
Interest and fees on loans	$4,835	$3,736	$17,150	$13,847
Investment securities:
Taxable	511	387	1,776	1,674
Exempt from federal income tax	41	45	151	232
Other	16	36	125	55

Total interest income	5,403	4,204	19,202	15,808

Interest Expense
Deposits	1,629	1,075	5,383	4,001
Short-term borrowings	56	39	207	129
Other borrowed funds	154	106	528	282

Total interest expense	1,839	1,220	6,118	4,412

Net Interest Income	3,564	2,984	13,084	11,396

Provision for loan losses	275	—	850	1,126

Net Interest Income After Provision for Loan Losses	3,289	2,984	12,234	10,270

Noninterest Income
Services charges on deposit accounts	346	309	1,298	1,250
Other income	388	529	1,503	1,683

Total noninterest income	734	838	2,801	2,933

Noninterest Expense
Salaries and employee benefits	1,206	1,050	4,520	3,930
Net occupancy and equipment expense	323	280	1,306	1,125
Other expense	668	670	2,672	2,470

Total noninterest expense	2,197	2,000	8,498	7,525

Income before income taxes	1,826	1,822	6,537	5,678
Income taxes	585	588	2,082	1,772

NET INCOME	$1,241	$1,234	$4,455	$3,906

Earnings per Share - basic	$0.82	$0.80	$2.89	$2.54
Earnings per Share - diluted	$0.79	$0.78	$2.80	$2.46

Average shares outstanding - basic	1,522,669	1,545,940	1,540,742	1,537,511
Average shares outstanding - diluted	1,571,481	1,587,911	1,592,067	1,585,583

DIMECO,	INC.

CONSOLIDATED	BALANCE SHEET (unaudited)

(in thousands)
December 31,	2005	2004
Assets
Cash and due from banks	$5,554	$4,139
Interest-bearing deposits in other banks	33	15
Federal funds sold	2,890	978

Total cash and cash equivalents	8,477	5,132

Mortgage loans held for sale	211	112
Investment securities available for sale	54,129	55,662
Investment securities held to maturity (market value of $207 and $216)	199	198

Loans (net of unearned income of $734 and $623)	283,562	253,141
Less allowance for loan losses	3,973	3,172

Net loans	279,589	249,969

Premises and equipment	6,022	5,580
Accrued interest receivable	1,380	1,106
Bank-owned life insurance	5,254	5,065
Other assets	2,943	2,897

TOTAL ASSETS	$358,204	$325,721

Liabilities
Deposits :
Noninterest-bearing	$36,619	$30,380
Interest-bearing	258,237	240,162

Total deposits	294,856	270,542

Short-term borrowings	12,954	12,033
Other borrowed funds	16,548	11,349
Accrued interest payable	952	609
Other liabilities	1,634	1,492

TOTAL LIABILITIES	326,944	296,025

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,552,670 and 1,548,994 shares issued	776	774
Capital surplus	4,445	4,377
Retained earnings	27,400	24,496
Accumulated other comprehensive income	(299)	49
Treasury stock, at cost (30,000 shares)	(1,062)	—

TOTAL STOCKHOLDERS’ EQUITY	31,260	29,696

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$358,204	$325,721

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

Dimeco, Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2005		2004		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$19,202		$15,808		21.5%
Interest expense	$6,118		$4,412		38.7%
Net interest income	$13,084		$11,396		14.8%
Net income	$4,455		$3,906		14.1%

Shareholders’ Value (per share)
Net income - basic	$2.89		$2.54		13.8%
Net income - diluted	$2.80		$2.46		13.8%
Dividends	$1.01		$0.94		7.4%
Book value	$20.53		$19.17		7.1%
Market value	$33.75		$35.05		-3.7%
Market value/book value ratio	164.4%		182.8%		-10.1%
Price/earnings multiple	11.7	X	13.8	X	-15.2%
Dividend yield	2.99%		2.68%		11.6%

Financial Ratios
Return on average assets	1.30%		1.26%		3.2%
Return on average equity	14.53%		13.72%		5.9%
Shareholders’ equity/asset ratio	8.73%		9.12%		-4.3%
Dividend payout ratio	34.95%		37.01%		-5.6%
Nonperforming assets/total assets	0.22%		0.17%		29.4%
Allowance for loan loss as a % of loans	1.40%		1.25%		12.0%
Net charge-offs/average loans	0.02%		0.41%		-95.1%
Allowance for loan loss/nonaccrual loans	755.3%		1215.3%		-37.9%
Allowance for loan loss/non-performing loans	493.5%		572.6%		-13.8%

Financial Position at December 31,
Assets	$358,204		$325,721		10.0%
Loans	$283,562		$253,141		12.0%
Deposits	$294,856		$270,542		9.0%
Stockholders’ equity	$31,260		$29,696		5.3%